UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2025

Immunome, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39580	77-0694340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18702 N. Creek Parkway, Suite 100 Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 939-7410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IMNM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On December 15, 2025, Immunome, Inc. (the Company, we or our) issued a press release announcing topline data from its Phase 3 RINGSIDE clinical trial of varegacestat, the Company’s investigational, oral, once-daily gamma secretase inhibitor (GSI), in patients with progressing desmoid tumors. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On December 15, 2025, the Company made available on its website an investor presentation to be shared with investors and others from time to time. A copy of this presentation is being furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information set forth in this Item 7.01 and in the press release and investor presentation attached hereto as Exhibits 99.1 and 99.2, respectively, is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities of that Section. The information set forth in this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference.

Item 8.01	Other Events.

Phase 3 RINGSIDE Trial Topline Data

On December 15, 2025, Immunome, Inc. (the Company, we or our) announced positive topline results from the global pivotal Phase 3 RINGSIDE trial of varegacestat, an investigational, oral, once-daily gamma secretase inhibitor (GSI), in patients with progressing desmoid tumors.

The trial met its primary endpoint of improving progression-free survival, demonstrating a statistically significant and clinically meaningful improvement vs. placebo, with an 84% reduction in the risk of disease progression or death (hazard ratio (HR) = 0.16, 95% CI: 0.071, 0.375; p<0.0001). The confirmed objective response rate (ORR) based on RECIST v1.1 was 56% with varegacestat vs. 9% with placebo (p<0.0001), as assessed by blinded independent central review. In an exploratory analysis, varegacestat demonstrated a median best change in tumor volume of -83% vs. +11% with placebo, as assessed by blinded independent central review. In addition, the trial met all key secondary endpoints, with varegacestat achieving statistically significant improvements vs. placebo in landmark tumor volume reduction and worst pain intensity.

Varegacestat was generally well tolerated, with a manageable safety profile consistent with the GSI class. The most common adverse events for participants in the treatment arm were diarrhea (82%), fatigue (44%), rash (43%), nausea (35%) and cough (34%). Most events were grade 1 or 2. Additionally, approximately, 55.6% of premenopausal women experienced ovarian toxicity.

The Company plans to share additional data from the RINGSIDE trial at an upcoming major medical conference.

Based on these data, the Company plans to submit a New Drug Application to the U.S. Food and Drug Administration in Q2 2026.

HC74 Overview and Update

Our proprietary HC74 TOP1 inhibitor payload is designed to have potential best-in-class attributes

Existing TOP1 inhibitors, such as deruxtecan (DXd), have several limitations, including:.

•	High efflux potential, which leads to primary and acquired payload resistance when cancer cells “pump” the payload out of the cell before it can trigger cell death.

•	Low permeability, which leads to poor bystander activity by preventing uptake of cytotoxic payloads by nearby target negative cells.

Efflux transporters, such as P-gp and MRP1 actively remove ADC payloads from cells.

We intentionally designed HC74 to overcome these limitations and to incorporate the attributes of a potential best-in-class ADC payload. These attributes include:

•

Overcoming payload resistance: HC74 is designed to have a lower efflux potential, which is intended to overcome payload resistance mediated by transporters such as P-glycoprotein (P-gp) and multidrug resistance associated protein 1 (MRP1).

•	Increased bystander activity: HC74 is designed to have higher permeability, which increases killing of nearby tumor cells that do not express the target of the ADC via bystander activity.

•	Superior cytotoxicity: HC74 has demonstrated superior cytotoxic activity across 89 cell lines compared with DXd.

With this combination of attributes, we believe HC74 ADCs have the potential for greater frequency and duration of benefit compared with DXd and other TOP1 inhibitor payloads. Preclinical studies have demonstrated that our HC74 TOP inhibitor payload and HC74 ADCs showed superior properties when compared with DXd and DXd ADCs. The lower efflux potential of HC74 resulted in increased payload cytotoxicity in cells that overexpress efflux transporters, compared with DXd. HC74 also showed increased permeability compared with DXd, resulting in significantly greater cytotoxicity. We believe these results supports the potential for superior bystander activity with HC74 compared with DXd.

We believe the reduced efflux ratio observed with HC74 in preclinical studies has the potential to provide clinical benefit because sensitivity to efflux meaningfully limits the clinical efficacy of existing TOP1 inhibitor ADCs. High P-gp expression has been shown to correlate with significantly lower ORR and progression-free survival (PFS) in patients with HER2-positive colorectal cancer treated with T-DXd.

Preclinical data presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics 2025 also support the potential for HC74 ADCs to provide clinical benefit in the treatment of tumors with primary or acquired resistance to other TOP1 inhibitor therapies. In these studies, a tumor model using a colorectal cancer cell line that expresses high levels of P-gp (HCT-15) was refractory to T-DXd or irinotecan but sensitive to HC74 ADCs.

We believe the superior bystander activity observed with HC74 ADCs compared with DXd ADCs supports the potential for greater HC74 activity in tumors with target heterogeneity. Within a tumor, the target of the ADC may not be expressed on all cancer cells. Cells lacking the target will not be killed directly by the ADC but may be killed through bystander activity that occurs when target expressing cells killed by the ADC release payload that enters and kills neighboring target negative cells. Such effects cannot be discerned in tumor models that use cell lines in which every cell expresses the ADC target. The NCI-H292 bystander model comprises cells that are positive for TROP2 (a validated ADC target) as well as cells that lack TROP2 expression. In this model, a TROP2-HC74 ADC significantly reduced tumor volume compared with a TROP2-DXd ADC.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements about the Company and its industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this report are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “vision,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “promising,” “projected,” “first step,” “ongoing,” or the negative of these terms, and similar words or expressions to identify these forward-looking statements. These forward-looking statements include, but are not limited to, statements about: the Company’s expected timing for submitting an NDA for varegacestat with the U.S. Food and Drug Administration; the Company’s plans to provide additional data from the RINGSIDE trial; the benefits of HC74’s design and its potential to be a best in class payload; and other statements regarding the management’s intentions, plans, beliefs, expectations or forecasts for the future. These forward-looking statements are based on the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, the risk that the RINGSIDE topline results are based on a preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data and such topline data may not accurately reflect the complete results of the trial; the risk that the Company’s NDA submission for varegacestat is delayed based on regulatory feedback or otherwise, and that regulatory approvals for the Company’s programs and product candidates are not obtained, are delayed or are subject to unanticipated conditions, including the risk that the results of our trials for varegacestat may not be deemed sufficient by the FDA to serve as the basis for an NDA submission or regulatory approval of varegacestat; the risks associated with the potential safety and other complications from varegacestat; the labelling for varegacestat, if approved; the scope, progress and expansion of developing and commercializing varegacestat, if approved; the size and growth of the market for varegacestat and the rate and degree of its market acceptance; the risk that preclinical studies are not predictive of clinical data; the risk that Immunome will not be able to realize the benefits of its strategic transactions; uncertainties related to Immunome’s capital requirements and Immunome’s expected cash runway; Immunome’s ability to grow and advance its pipeline and successfully execute on its business plan; and other risks and uncertainties indicated from time to time as described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 6, 2025, and in the Company’s other filings with the SEC.

In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this report, the Company cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. Furthermore, if the Company’s forward-looking statements prove to be inaccurate, the inaccuracy may be material. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 15, 2025.

99.2	Investor Presentation, dated December 15, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUNOME, INC.

Date: December 15, 2025	By:	/s/ Max Rosett
Max Rosett
Chief Financial Officer